Exhibit 99.1

                         TRANSNET CORPORATION ANNOUNCES
                            STOCK REPURCHASE PROGRAM



/FOR IMMEDIATE RELEASE/                                 CONTACT: Steven J. Wilk
                                                                 (908) 253-0500

BRANCHBURG, NEW JERSEY, June 10, 2009 -- TRANSNET CORPORATION (OTCBB: TRNT), a leading unified communications and IT sales and support provider for corporate, governmental, and educational clients, today announced that its Board of Directors has authorized the institution of a stock repurchase program. This program authorizes the repurchase of up to 500,000 shares of the Company's common stock from time to time on the open market or in non-solicited privately negotiated transactions. The timing and amount of shares repurchased will be determined at management's discretion, depending upon its evaluation of market conditions and other factors.

ABOUT TRANSNET
TransNet Corporation is a leading unified communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
The statements contained in this press release that are forward-looking statements are based on current management expectations that involve risk and uncertainties. Potential risks and uncertainties include, without limitation: the impact of economic conditions generally and in the industry for microcomputer products and services; dependence on key vendors; continued competitive and pricing pressures in the industry; product supply shortages; open-sourcing of products of vendors; rapid product improvement and technological change, short product life cycles and resulting obsolescence risks; legal proceedings; capital and financing availability; and other risks set forth in the Company's filings with the Securities and Exchange Commission.


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